Exhibit 10.3

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of June 28, 2021, is entered into by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Acquiror”), TOI Parent, Inc., a Delaware corporation (the “Company”), DFP Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Mr. Steven Hochberg (“Mr. Hochberg”), Mr. Christopher Wolfe (“Mr. Wolfe”), Mr. Richard Barasch (“Mr. Barasch”), Dr. Jennifer Carter (“Dr. Carter”), Dr. Mohit Kaushal (“Dr. Kaushal”) and Dr. Gregory Sorensen (“Dr. Sorensen” and, together with Mr. Hochberg, Mr. Wolfe, Mr. Barasch, Dr. Carter and Dr. Kaushal, the “D&O Stockholders”). The Sponsor and the D&O Stockholders are sometimes collectively referred to herein as the “Subject Stockholders,” and each a “Subject Stockholder.”

RECITALS

WHEREAS, concurrently herewith, Acquiror, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement,” and any transactions contemplated by the Merger Agreement, including the Mergers, the “Transactions”), pursuant to which (and subject to the terms and conditions set forth therein) (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, prior to the consummation of the initial public offering of the Acquiror, the Sponsor received 4,312,500 shares of Acquiror Class B Common Stock in exchange for a capital contribution of $25,000, or $0.006 per share of Acquiror Class B Common Stock;

WHEREAS, simultaneously with the consummation of the public offering of the Acquiror, the Acquiror consummated the private sale of 3,733,334 Acquiror Warrants to the Sponsor at a price of $1.50 per Acquiror Warrant;

WHEREAS, in January 2020, the Sponsor transferred 100,000 shares of Acquiror Class B Common Stock to each of Mr. Hochberg, Mr. Wolfe and Mr. Barasch, the Acquiror’s executive officers, and 30,000 shares of Acquiror Class B Common Stock to each of Dr. Carter, Dr. Kaushal and Dr. Sorensen, the Acquiror’s independent directors, for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 3,922,500 shares of Acquiror Class B Common Stock;

WHEREAS, on February 19, 2020, the Acquiror effected a 1:1 1/3 stock split of Acquiror Class B Common Stock resulting in the total issued and outstanding shares of Acquiror Class B Common Stock increasing from 4,312,500 shares of Acquiror Class B Common Stock to 5,750,000 shares of Acquiror Class B Common Stock;

WHEREAS, the Sponsor is currently the record owner of 5,360,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and 3,733,334 Acquiror Warrants (the Sponsor Shares and the Acquiror Warrants owned by the Sponsor, together with any additional shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock (or any securities convertible into or exercisable or exchangeable for Acquiror Class A Common Stock or Acquiror Class B Common Stock) in which the Sponsor acquires record or “beneficial ownership” (as such term is used herein, within the meaning of Rule13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Sponsor Covered Shares”);

WHEREAS, the D&O Stockholders collectively hold and are the record owners of 390,000 shares of Acquiror Class B Common Stock (the “D&O Shares” and, together with the Sponsor Shares, the “Subject Shares”) (the D&O Shares owned by the D&O Stockholders, together with any additional shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock (or any securities convertible into or exercisable or exchangeable for Acquiror Class A Common Stock or Acquiror Class B Common Stock) in which the D&O Stockholders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (the “D&O Stockholder Covered Shares” and, together with the Sponsor Covered Shares, the “Covered Shares”)); and

WHEREAS as a condition and inducement to the willingness of Acquiror and the Company to enter into the Merger Agreement, Acquiror, the Company, the Sponsor and the D&O Stockholders are entering into this Agreement, pursuant to which, among other things, the Subject Stockholders will, as applicable, (i) agree to vote or consent all of such Covered Shares (A) in favor of the Merger Agreement and the Transactions, (B) against any Business Combination Proposal other than a Business Combination Proposal with the Company and (C) against any action that is intended, or would reasonably be expected to, impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, (ii) agree not to redeem Sponsor Shares or D&O Shares in connection with the Merger Agreement and (iii) place into escrow certain Sponsor Shares and Acquiror Warrants held by Sponsor, the release of which shall be contingent upon certain events and conditions set forth therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, the D&O Stockholders, the Acquiror and the Company agree as follows:

1.            Voting Obligations. During the Interim Period, each Subject Stockholder, solely in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting or at any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Acquiror and in connection with any similar vote or consent of the holders of Acquiror Warrants, in their capacities as such, such Subject Stockholder shall:

(a) when any such meeting is held, appear at such meeting or otherwise cause such Subject Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Subject Stockholder’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide such consent) in favor of the Merger Agreement and the Transactions and any other matters necessary or reasonably requested by the Company for consummation of the Transactions; and

2.            (c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Subject Stockholder’s Covered Shares against any Business Combination Proposal and any other action that is intended, or would reasonably be expected, to (i) impede, interfere with or delay or postpone the consummation of, or otherwise materially adversely affect, any of the Transactions or (ii) result in a material breach of any representation, warranty, covenant or other obligation or agreement of such Subject Stockholder under this Agreement.

The obligations of the Subject Stockholder pursuant to this Section 1 shall apply whether or not the board of directors or other governing body of Acquiror, or any committee, subcommittee or subgroup thereof, recommends the Merger Agreement or the Transactions or any other matters necessary or advisable for consummation of the Transactions, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation.

3.            Irrevocable Proxy.

a.	Without limiting any other rights or remedies of the Company, each Subject Stockholder hereby irrevocably appoints the Company or any individual designated by the Company as the Subject Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Subject Stockholder, to attend on behalf of the Subject Stockholder any meeting of the holders of Acquiror Stock or other Covered Shares with respect to the matters described in Section 1, to include the Covered Shares in any computation for purposes of establishing a quorum at any such meeting of the holders of Acquiror Stock or other Covered Shares, to vote (or cause to be voted) the Covered Shares or consent (or withhold consent) with respect to any of the matters described in Section 1 in connection with any meeting of the holders of Acquiror Stock or other Covered Shares or any action by written consent by the holders of Acquiror Stock or other Covered Shares, in each case, in the event that the Subject Stockholder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1.

b.	The proxy granted by each Subject Stockholder pursuant to Section 2(a) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Merger Agreement and agreeing to consummate the Transactions. The proxy granted by each Subject Stockholder pursuant to Section 2(a) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by each Subject Stockholder and shall revoke any and all prior proxies granted by each Subject Stockholder with respect to the Covered Shares. The vote or consent of the proxyholder in accordance with Section 2(a) and with respect to the matters in Section 1 shall control in the event of any conflict between such vote or consent by the proxyholder of the Covered Shares and a vote or consent by each Subject Stockholder of the Covered Shares (or any other Person with the power to vote the Covered Shares) with respect to the matters in Section 1. The proxyholder may not exercise the proxy granted pursuant to Section 2(a) on any matter except those provided in Section 1. For the avoidance of doubt, each Subject Stockholder may vote the Covered Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

4.            No Inconsistent Agreements. Each Subject Stockholder hereby covenants and agrees that it shall not, at any time prior to the termination of this Agreement, (a) enter into any voting agreement or voting trust with respect to any of such Subject Stockholder’s Covered Shares that is inconsistent with such Subject Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Subject Stockholder’s Covered Shares that is inconsistent with the Subject Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

5.            Exclusivity. During the Interim Period, no Subject Stockholder shall take, nor shall it permit any of its controlled Affiliates or any of its or their Representatives to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company or any of their respective equityholders or any Affiliates or Representatives of any of the foregoing), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (b) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (a) and (b), other than a Business Combination Proposal with Acquiror, the Company, each of their equityholders and their respective Affiliates and Representatives. Each Subject Stockholder shall, and shall cause its controlled Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with Acquiror, the Company, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing.

6.            Representations and Warranties of the Subject Stockholders. Each Subject Stockholder hereby represents and warrants to Acquiror and the Company, severally and not jointly, as follows:

(a)          The Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants listed on Schedule A hereto are the only equity securities in Acquiror or any of its Subsidiaries owned of record or Beneficially Owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of), such Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants.

(b)          Such Subject Stockholder is either (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or (ii) a natural person. Such Subject Stockholder has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Subject Stockholder and constitutes a valid and binding agreement of such Subject Stockholder enforceable against such Subject Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c)          Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Subject Stockholder from, or to be given by such Subject Stockholder to, or be made by such Subject Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Subject Stockholder of this Agreement or the Transactions.

(d)          The execution, delivery and performance of this Agreement by such Subject Stockholder does not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of, if applicable, such Subject Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Subject Stockholder pursuant to any Contract binding upon such Subject Stockholder or under any applicable Law to which such Subject Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Subject Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Subject Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7.            Certain Covenants of the Subject Stockholders. Each Subject Stockholder hereby covenants and agrees as follows:

(a)          Waiver. Such Subject Stockholder agrees not to redeem any Covered Shares or shares of Acquiror Class A Common Stock received upon the conversion of such Subject Shares in connection with the Mergers and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquiror, the Company, any affiliate or designee of such Subject Stockholder acting in his or her capacity as director or any of their respective successors and assigns challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or claiming any breach of fiduciary duty in connection herewith or therewith.

(b)          Sponsor Earn-Out Securities. The Sponsor agrees that, as of immediately following the Closing, 575,000 Sponsor Shares (the “Sponsor Earn-Out Shares”) and 373,333 Acquiror Warrants (“Sponsor Earn-Out Warrants” and, together with the Sponsor Earn-Out Shares, the “Sponsor Earn-Out Securities”) beneficially owned by the Sponsor as of immediately prior to the Closing shall be subject to the escrow, vesting and forfeiture provisions set forth in this Section 7(b). The Sponsor and Acquiror agree that the Escrow Agent shall be directed to hold the Sponsor Earn-Out Securities in escrow in accordance with the terms of the Escrow Agreement until the applicable portion of such Sponsor Earn-Out Securities have vested in accordance with Section 7(b)(ii), in which case such Sponsor Earn-Out Securities shall be immediately released to the Sponsor. In the case of any Sponsor Earn-Out Securities that do not vest and are subject to forfeiture pursuant to Section 7(b)(iii), the Escrow Agent shall release such forfeited Sponsor Earn-Out Securities to Acquiror for cancellation.

(i)            Stock Escrow Agreement. Each of the Sponsor and Acquiror agrees to take all actions necessary to cause, at the Closing, the execution of a Escrow Agreement, by and among Acquiror, the Sponsor, Continental Stock Transfer & Trust Company (the “Escrow Agent”) in the form attached as Exhibit A hereto (the “Escrow Agreement”). The Escrow Agreement shall become effective as of the Closing (and not before). The Escrow Agreement shall become effective only in connection with the consummation of the transactions contemplated by the Merger Agreement, and this Section 7(b) (and Exhibit A) shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.

(ii)           Vesting of Sponsor Earn-Out Securities.

(A)	If, at any time during the Two-Year Earnout Period, the VWAP of Acquiror Class A Common Stock is equal to or greater than $12.50 for any 20 Trading Days within any consecutive 30 Trading Day period (the “First Earnout Trigger”), then 287,500 Sponsor Earn-Out Shares and 186,667 Sponsor Earn-Out Warrants shall vest and be released to the Sponsor (the “First Milestone Earnout”).

(B)	If, at any time during the Three-Year Earnout Period, the VWAP of Acquiror Class A Common Stock is equal to or greater than $15.00 for any 20 Trading Days within any consecutive 30 Trading Day period (the “Second Earnout Trigger” and, together with the First Earnout Trigger, the “Earnout Triggers”), then 287,500 Sponsor Earn-Out Shares and 186,666 Sponsor Earn-Out Warrants shall vest and be released to the Sponsor (the “Second Milestone Earnout” and, together with the First Milestone Earnout, the “Earnout Consideration”). For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Trigger shall be vested and released only once and the Earnout Consideration shall in no event exceed the total amount of Sponsor Earn-Out Securities, in the aggregate.

(C)	If, (i) prior to the end of the Three-Year Earnout Period, one or both of the Earnout Triggers has not been achieved, (ii) Acquiror enters into a definitive agreement that would result in a Change of Control Transaction, and (iii) the Change of Control Offer Price is equal to or greater than one or both of the Earnout Triggers that have not been satisfied during the applicable Earnout Period, then at the closing of such Change of Control Transaction, (x) the applicable Earnout Trigger that has not been achieved shall be deemed to have been satisfied and (y) all, or the applicable portion, of the Earnout Consideration shall vest and be released to the Sponsor as if such Change of Control Offer Price constituted the applicable Earnout Trigger pursuant to this Section 7(b)(ii).

(D)	The per share stock prices referenced in Section 7(b)(ii)(A) – (B) above will be equitably adjusted on account of any changes in the Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(iii)          Forfeiture of Unvested Sponsor Earn-Out Securities. Any Sponsor Earn-Out Securities that remain unvested pursuant to Section 7(b)(ii)(A) – (C) as of the expiration of the Three-Year Earnout Period (and the related portion of the dividends and earnings thereon) shall be forfeited and Acquiror shall direct the Escrow Agent to transfer such forfeited Sponsor Earn-Out Securities to Acquiror for cancellation, without any consideration for such transfer.

(c)          Forfeiture. Each Subject Stockholder agrees that if any Acquiror Class A Common Stock issued and outstanding as of the date hereof is redeemed by the Acquiror Stockholders in accordance with the terms of the Merger Agreement and Acquiror’s Organizational Documents, then, immediately prior to the Closing, (i) the Subject Stockholders will forfeit up to 1,150,000 Subject Shares (the “Forfeiture Subject Shares”), collectively, as further described below and (ii) the Sponsor will forfeit up to 746,667 Acquiror Warrants (the “Forfeiture Subject Warrants”) in accordance with the provisions of this Section 7(c). The number of Forfeiture Subject Shares and Forfeiture Subject Warrants actually forfeited by the Subject Stockholders, if any (the “Forfeited Securities”) shall be determined by multiplying the Forfeiture Subject Shares and the Forfeiture Subject Warrants, by a fraction, the numerator of which is (i) the total number of shares of Acquiror Class A Common Stock redeemed by the Acquiror Stockholders in accordance with the terms of the Merger Agreement, and the denominator of which is (ii) the total number of shares of Acquiror Class A Common Stock issued and outstanding and available for redemption under the terms of the Merger Agreement and Acquiror’s Organizational Documents. To the extent any Forfeiture Subject Shares are to be forfeited in accordance with the terms of this Section 7(c), then each Subject Stockholder will forfeit a number of Subject Shares in proportion to their Pro Rata Portion. For purposes of this Agreement, “Pro Rata Portion” shall mean, with respect to a Subject Stockholder, the number of Subject Shares held by such Subject Stockholder divided by the total number of Subject Shares. To the extent any Forfeited Securities are to be forfeited in accordance with the terms of this Section 7(c), then immediately prior to the Closing, each Subject Stockholders will (and, subject only to the occurrence of the Closing does), irrevocably surrender, forfeit and transfer to Acquiror, for no consideration and without any further right thereto, and consents to the termination and cancellation its Pro Rata Portion of the Forfeited Securities (and any other Equity Securities into which the Forfeited Securities may have been converted or for which such Forfeited Securities may have been exercised of exchanged).

(d)          With respect to the Sponsor, all references to Acquiror Class A Common Stock and numbers of shares of Acquiror Class A Common Stock in this Section 7 shall be subject to appropriate adjustment, to be agreed between the Sponsor and Acquiror, to give effect to the Pre-Closing Exchange and maintain the intent hereof.

(e)          Acquiror Copy. Each Subject Stockholder hereby authorizes Acquiror to maintain a copy of this Agreement at either the executive office or the registered office of Acquiror.

8.            Transfer Restrictions.

(a)          Interim Period. During the Interim Period, except as expressly contemplated herein (including in accordance with Paragraph 5 of this Agreement), by the Agreement or by any other Transaction Agreement, each Subject Stockholder shall not, and shall cause any other holder of record of any of such Subject Stockholder’s Covered Shares not to, Transfer (as defined in the Bylaws, as defined below) any such Subject Stockholder’s Covered Shares; provided, that, (i) the Sponsor may Transfer Covered Shares to any of its direct or indirect partners, members or equity, any of its Affiliates or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates and (ii) in the case of a Subject Stockholder that is an individual or trust, such Subject Stockholder may |Transfer or agree to Transfer Covered Shares, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization, including a donor advised trust; provided further, that, in the case of clause (i) and (ii), such transferee shall sign a joinder to this Agreement and agree to be bound by the terms hereof as if an original Subject Stockholder party hereto.

(b)          Lock-up Period. Each Subject Stockholders acknowledges and agrees that it shall be bound by and subject to the terms of Section 7.12 of the Amended and Restated Bylaws of Acquiror in respect of its Subject Shares, the form of which is attached as Exhibit B to the Merger Agreement (the “Bylaws”) and which will be adopted and effective as of the Closing. In no event shall Acquiror or the board of directors of Acquiror waive, amend, repeal or modify, or release any Lock-Up Holder (as defined in the Bylaws) from, any of the lock-up restrictions set forth in Section 7.12 of the Bylaws without the express written consent of the Sponsor.

9.            Letter Agreement. Acquiror and the each Subject Stockholder hereby agree that, effective upon the Closing, Section 7(a) of that certain Letter Agreement, dated as of March 10, 2020, by and among Acquiror, the Sponsor and the other insiders party thereto (the “Letter Agreement”), shall terminate. As a result, effective as of the Closing, the Founder Shares Lock-up Period (as defined in the Letter Agreement) shall be of no further force and effect with respect to the Sponsor and each Insider (as defined in the Letter Agreement). Acquiror shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by the Sponsor to effect the actions and consummate the transactions contemplated by this Section 9.

10.          Further Assurances. From time to time, at Acquiror’s or the Company’s request and without further consideration, each Subject Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

11.          Acknowledgment. It is acknowledged and agreed by the parties hereto that the agreement of the Subject Stockholders to the covenants and agreements set forth herein is conditioned upon and subject to the representations and warranties and covenants and agreements of Acquiror and the Company set forth herein being accurate and complete, and complied with, in all respects.

12.          Disclosure. Each Subject Stockholder hereby authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC the stockholder’s identity and ownership of the Covered Shares and the nature of the stockholder’s obligations under this Agreement; provided, that (i) prior to any such publication or disclosure, Acquiror and the Company have provided each Subject Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments Acquiror and the Company will consider in good faith and (ii) once approved, Acquiror and the Company may publish such information in substantially the same form in subsequent announcements and disclosures required by the SEC without such Subject Stockholders’ prior review.

13.          Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Covered Shares,” “D&O Stockholder Covered Shares,” “Subject Shares,” “Sponsor Shares,” “D&O Shares” and “Acquiror Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.

14.          Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, the D&O Stockholders, Acquiror and the Company.

15.          Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

16.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service or (ii) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), with no mail undeliverable or other rejection notice, addressed as follows:

if to the Sponsor, to:

DFP Sponsor LLC

345 Park Avenue South

New York, NY 10010

Attn: Chris Wolfe

E-mail: chris.wolfe@dfphealthcare.com

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Attn:	Mark D. Wood

Brian Hecht

Email:	mark.wood@katten.com

brian.hecht@katten.com

if to Acquiror, to:

DFP Healthcare Acquisitions Corp.

345 Park Avenue South

New York, NY 10010

Attn: Chris Wolfe

E-mail: chris.wolfe@dfphealthcare.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 6th Avenue

New York, NY 10020

Attn:	Joel Rubinstein

Bryan J. Luchs

E-mail:	joel.rubinstein@whitecase.com

bryan.luchs@whitecase.com

If to the Company, to:

The Oncology Institute of Hope and Innovation

18000 Studebraker Rd. Suite 800

Cerritos, CA 90703

Attention: Brad Hively

E-mail: bradhively@theoncologyinstitute.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 90071

Attention:	Steven Stokdyk

Brian Duff

E-mail:	Steven.Stokdyk@lw.com

Brian.Duff@lw.com

If to any other Subject Stockholder, to its address on record with Acquiror.

17.          No Ownership Interest. Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Subject Stockholders. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Subject Stockholders shall remain vested in and belong to the Subject Stockholders.

18.          Entire Agreement. This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

19.          No Third-Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

20.          Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, including its statute of limitations, without giving effect to any choice-of-law provisions that would compel the application of the substantive Laws or statute of limitations of any other jurisdiction.

21.          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

22.          Enforcement. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

23.          Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

24.          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

25.          No Agreement as Director or Officer. Each Subject Stockholder is entering into this Agreement solely in such Subject Stockholder’s capacity as record or beneficial owner of Covered Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Subject Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Subject Stockholder to the board of directors of the Company) of the Subject Stockholder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the Company stockholders.

26.          Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

27.          Termination. This Agreement shall terminate upon the earliest of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror, the Company, the Sponsor and the D&O Stockholders.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

DFP Healthcare Acquisitons Corp.

By:	s/ Christopher Wolfe .

Name:	Christopher Wolfe

Title:	Chief Financial Officer

DFP SPONSOR LLC

By:	s/ Lawrence Atinsky .

Name:	Lawrence Atinsky

Title:	Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

Mr. Steven hochberg

s/ Steven Hochberg .

MR. CHRISTOPHER WOLFE

s/ Christopher Wolfe .

MR. RICHARD BARASCH

s/ Richard Barasch .

DR. JENNIFER CARTER

s/ Dr. Jennifer Carter .

DR. MOHIT KAUSHAL

s/ Dr. Mohit Kaushal .

DR. GREGORY SORENSEN

s/ Dr. Gregory Sorensen .

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

TOI PARENT, INC.

By:	s/ Brad Hively .

Name: Brad Hively

Title: Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Schedule A

Covered Shares

1.	DFP Sponsor LLC – 5,360,000 shares of Acquiror Class B Common Stock and 3,733,334 Acquiror Warrants.

2.	Mr. Steven Hochberg – 100,000 shares of Acquiror Class B Common Stock.

3.	Mr. Christopher Wolfe – 100,000 shares of Acquiror Class B Common Stock.

4.	Mr. Richard Barasch – 100,000 shares of Acquiror Class B Common Stock.

5.	Dr. Jennifer Carter – 30,000 shares of Acquiror Class B Common Stock.

6.	Dr. Mohit Kaushal – 30,000 shares of Acquiror Class B Common Stock.

7.	Dr. Gregory Sorensen – 30,000 shares of Acquiror Class B Common Stock.

Schedule A

Exhibit A

Escrow Agreement

[see attached]

Exhibit A

SHARE ESCROW AGREEMENT

THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of 20     , by and between_________________, a______________      Corporation; and_______________, joint representatives ("company stockholder representatives") and Continental Stock Transfer & Trust Company, a New York corporation ("Escrow Agent").

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Appointment

(a)	___________ hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b)	All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Underlying Agreement.

2.            Escrow Shares

(a)	___________ agrees to deposit with the Escrow Agent _______________ Common shares of______________ ("Escrow Shares") on the date hereof. The Escrow Agent shall hold the Escrow Shares as a book-entry position registered in the name of "Continental Stock Transfer & Trust as Escrow Agent for the benefit of _______________

(b)	During the term of this Agreement______________ shall not have, or have, the right to exercise any voting rights with respect to any of the Escrow Shares. With respect to any matter for which the Escrow Shares are permitted to vote, the Escrow Agent shall vote, or cause to be voted the Escrow Shares in the same proportion that the number of common shares of _____________ owned by all other shareholders of______________ are voted. In the absence of notice as to the proportion that the number of common shares of______________ owned by all other shareholders of______________ are voted, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(c)	Any dividends paid with respect to the Escrow Shares shall be deemed part of the Escrow and be delivered to the Escrow Agent to be held in a bank account and be deposited in a non-interest bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent.

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(d)	In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of____________ , other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of the Agreements.

3.            Disposition and Termination

(a)	The Escrow Agent shall administer the Escrow Shares in accordance with written instructions provided by______________ to the Escrow Agent to release the Escrow Shares, or any portion thereof, as set forth in such instruction. The Escrow Agent shall make distributions of the Escrow Shares only in accordance with a written instruction.

(b)	Upon the delivery of all the Escrow Shares by the Escrow Agent in accordance with the terms of this Agreement and instructions, this Agreement shall terminate, subject to the provisions of Section 6.

4.            Escrow Agent

(a)	The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between_______________________ and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreement or nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b)	In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between______________ and_______________ or any other person or entity, the terms and conditions of this Agreement shall control.

(c)	The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the__________________ without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

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(d)	The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either______________ or the beneficiary. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e)	The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to either_______________ or the beneficiary. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgement of a court of competent jurisdiction_____________ agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5.            Succession

(a)	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days' advance notice in writing of such resignation to___________ specifying a date when such resignation a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor Escrow Agent has been appointed in accordance with this Section 5. If__________ has failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent's sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery the Escrow Agent's obligations hereunder shall ease and terminate, subject to the provisions of Section 7 below. In accordance with Section 7 below, the Escrow Agent shall have the right to withhold, as security, an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

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(b)	Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.            Compensation and Reimbursement

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. The Escrow Agent shall also be entitled to payments of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of___________ set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

7.            Indemnity

(a)	The Escrow Agent shall be indemnified and held harmless by________ from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York.

(b)	The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

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(c)	The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action take or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)	This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.            Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting

(a)	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly,______________ acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agents' identity verification procedures require the Escrow Agent to obtain information which may be used to confirm___________ identity including without limitation name, address and organizational documents ("identifying information")._____________ agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)	Such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.            Notices

All communications hereunder shall be in writing and except for communications from ______ setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Escrow Agent:

Continental Stock Transfer and Trust

One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attention:

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Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such offer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.          Security Procedures

Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to_____________ by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

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(a)	In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of___________ (collectively, the "Senior Officers"), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President of Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b)	______________ acknowledges that the Escrow Agent is authorized to deliver the Escrow Shares to the custodian account of recipient designated by_____________ in writing.

11.          Compliance with Court Officers

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement of decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

12.          Miscellaneous

Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and_____________ . Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or____________ except as provided in Section 5, without the prior consent of the Escrow Agent and_____________ . This Agreement shall be governed by and construed under the laws of the State of New York. Each of___________ and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceedings arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

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This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and___________ any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

By:

Name:

Title:

Telephone:

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST

By:

Name:

Title:

[Signature Page to Escrow Agreement]

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Schedule 1

Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Escrow Asset Transfer Instructions

Name	Telephone Number	Signature